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                                                                 Exhibit (a)(11)

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    NEWS RELEASE________________________________________________________________

CONTACT:
Jack Walter, Director-Corporate Affairs
(330) 841-8216

                   WCI STEEL, INC. ANNOUNCES SATISFACTION OF
                   PUBLIC ACCEPTANCE CONDITION AND EXPIRATION
                  OF TENDER OFFER BY WCI STEEL HOLDINGS, INC.

    WARREN, OHIO (Nov. 27, 1996) - WCI Steel, Inc. (NYSE:WRN) announced today that the offer by WCI Steel Holdings, Inc. to purchase all of the outstanding shares of common stock of WCI, expired at 12:00 midnight, New York City time, on Tuesday, November 26, 1996. In the offer, 5,397,623 shares were tendered, or approximately 95.46% of the total number of shares not owned by WCI Steel Holdings, including 6,550 shares subject to guarantees of delivery or receipt of additional documentation. As a result, WCI Steel Holdings satisfied the public acceptance condition to the offer, which required that at least 2,770,576 public shares be tendered in the offer. Immediately after the closing of the offer, which is anticipated to occur today, WCI will have a total number of 36,401,400 shares outstanding, of which WCI Steel Holdings will own 36,144,523 shares, or approximately 99.29% of such total.

    As previously announced, any shares not tendered and purchased pursuant to the offer will be acquired in a "short form" merger of WCI Steel Holdings with and into WCI, with WCI continuing as the surviving corporation. It is expected that the merger will be effected today, after which WCI will be a wholly-owned subsidiary of The Renco Group, Inc.

    WCI is an integrated flat-rolled steel producer with an emphasis on custom carbon, alloy and electrical steel products. WCI offers approximately 135 grades of high-quality steel used by strip convertors, steel service centers, electrical equipment manufacturers and the automotive and construction industries.

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Public Affairs
WCI Steel, Incorporated
1040 Pine Avenue, SE
Warren, OH 44483-6528
(330) 841-8218